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                                                                    Exhibit 10.4

                          STRATEGIC ALLIANCE AGREEMENT


         THIS AGREEMENT is made as of April 23, 1999 between HARRIS BLACK INTERNATIONAL, LTD., a Delaware corporation with offices at 135 Corporate Woods, Rochester, New York 14623 ("HBI") and MARKET FACTS, INC., a Delaware corporation with offices at 3040 West Salt Creek Lane, Arlington Heights, Illinois 60005 ("MFI").

         WHEREAS, MFI and HBI each are in the business of conducting marketing and advertising research, creating research reports, conducting customer satisfaction and loyalty retention studies, and creating, conducting, and providing analysis of surveys and polls, and

         WHEREAS, in the course of its business HBI has developed, and continues to expand, proprietary products for the conduct of research using the internet, including among others a database of respondents who have agreed to participate in such research, and

         WHEREAS, MFI and HBI desire to create a strategic relationship in order to enhance their mutual capabilities to take advantage of business opportunities related to the internet,

         NOW THEREFORE, in consideration of the rights granted hereunder and the covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, HBI and MFI agree to enter into a strategic alliance as follows:

                             ARTICLE 1 - DEFINITIONS

         1.1 DEFINITIONS. Capitalized terms used herein shall have the following meanings:

         "ACCESS FEES" shall mean the fees set by HBI related to amortization of development of the HBI Database.

         "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

         "AGREEMENT" shall mean this Strategic Alliance Agreement, as it may be amended or replaced from time to time.

         "ASSOCIATION" shall mean the International Research Database Association, a not-for-profit corporation formed or to be formed under the laws of the State of Delaware.

         "ASSOCIATION DATABASE" shall mean the Association's database of Unique Names to which HBI has access by virtue of its membership and cross-license agreements.


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         "ASSOCIATION PRICE" shall mean the List Price established from time to time by the Association for use of the Association Database according to the Association Rules.

         "ASSOCIATION RULES" shall mean the rules, standards, operating principles, restrictions, and agreements contained in the Certificate of Incorporation, Bylaws, Cross-License Agreement, Guidelines, and other governing documents and agreements of the Association in effect from time to time.

         "ASSOCIATION SURVEY FEE" shall mean the Survey Fee as defined in the Association Rules.

         "ASSOCIATION USE FEE" shall mean the Use Fee as defined in the Association Rules.

         "CONFIDENTIAL INFORMATION" shall have the meaning given to it in
Section 6.1 of this Agreement.

         "GUIDELINES" shall mean the Guidelines established from time to time under the Bylaws of the Association.

         "HBI DATABASE" shall mean HBI's database of Unique Names.

         "HBI MULTI-CLIENT STUDY(IES)" shall have the meaning given in Section
5.1 of this Agreement.

         "INTERNET TECHNOLOGIES" shall have the meaning given in Section 2.1(a)(iii) of this Agreement.

         "JV MULTI-CLIENT STUDY(IES)" shall have the meaning given in Section
5.1 of this Agreement.

         "MFI NAMES" shall mean the names of a natural person who (i) has agreed to participate in a study or project for MFI or its customers or clients, (ii) has provided his or her name, email address, post office address, and such other demographic information as MFI and HBI mutually agree is necessary in connection with the applicable study or project, and (iii) has not become a Participant.

         "MFI MULTI-CLIENT STUDY(IES)" shall have the meaning given in Section
5.1 of this Agreement.

         "MFI TECHNOLOGIES" shall have the meaning given in Section 2.6(a) of this Agreement.

         "MULTI-CLIENT STUDY(IES)" shall mean any HBI Multi-Client Study(ies), JV Multi-Client Study(ies), and/or MFI Multi-Client Study(ies). Multi-Client Studies shall not include custom studies done at the joint request of more than one client.

         "PARTICIPANT" shall mean a person to whom a particular Unique Name has reference.

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         "PERSON" shall mean any individual, corporation, company, partnership, limited liability company, joint venture, trust, or other entity of any kind or nature.

         "PROMOTIONAL PURPOSES" shall mean use of the Association Database or HBI Database for the primary purpose of advertising, marketing, or promoting any good or service, including without limitation advertising delivery, measurement and targeting, profiling of audiences, lead generation, cooperative marketing programs, list rental for purposes of advertising and promotional activity, client database enhancement and development, and the sale of branded merchandise.

         "RESEARCH PURPOSES" shall mean use of the Association Database or HBI Database for data collection and data analysis conducted to provide research studies, including without limitation conducting customer satisfaction and loyalty retention studies, creating research studies and reports (including studies on advertising effectiveness and copy testing), and conducting and providing analysis of surveys and polls.

         "RETAIL FEES" shall mean the Access Fees, Survey Fees, and Use Fees actually charged by HBI for access and use of the HBI Database to Persons who have not (i) entered into an exclusive relationship with HBI for online internet research services (subject to limited exceptions such as those granted hereunder), or (ii) made an upfront license or access fee or similar payment to, or other equivalent financial arrangement with, HBI for use of the HBI Database.

         "STANDARD RETAIL FEES" shall mean HBI standard Retail Fees for access and use of the HBI Database for Persons who have not (i) entered into an exclusive relationship with HBI for online internet research services (subject to limited exceptions such as those granted hereunder), (ii) made an upfront license or access fee or similar payment to, or other equivalent financial arrangement with, HBI for use of the HBI Database, or (iii) qualified for volume discounts or similar special arrangements involving use of the HBI Database on more than a project by project by project basis.

         "SURVEY FEES" shall mean the fees set by HBI related to (i) programming necessary to format surveys for, or otherwise make surveys compatible with, internet data collection, (ii) collection of surveys, polls, and interviews involving hosting web sites and having other contact with Participants through the HBI Database using HBI Internet Technologies, and (iii) amortization of development of the Internet Technologies.

         "UNIQUE NAME" shall mean the name of a natural person who (i) has agreed to participate in the HBI Database or the International Database, (ii) has provided his or her name, email address, and post office address, and (iii) has been requested to provide his or her telephone number and such other demographic information (for example, age, income, education, marital status, employment, or ethnicity) as is determined from time to time to be appropriate by either HBI or the Association.

         "USE FEES" shall mean the fees set by HBI related to (i) distribution of emails or other communication, (ii) monitoring content and quality of communications with Participants, (iii)



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processing responses to such emails and other communications, and (iv) providing equipment, servers, software, and support facilities.

                              ARTICLE 2 - LICENSES


         2.1      HBI DATABASE/INTERNET TECHNOLOGIES.

         (a)      The parties acknowledge and agree that:

                  (i) HBI is the owner of and has proprietary rights to the HBI Database. Notwithstanding anything to the contrary contained in this Agreement, HBI shall continue to have exclusive control over and rights to develop, expand, manage, and license or rent use of the HBI Database for Research Purposes.

                  (ii) HBI is the owner of and has proprietary rights to the name "Harris Poll Online". Notwithstanding anything to the contrary contained in this Agreement, HBI shall continue to retain all ownership rights and interests in the name "Harris Poll Online" (subject to the grant hereby of a non-exclusive license for use of such name in connection with use of the HBI Database by MFI under this Agreement).

                  (iii) HBI has developed, and/or has proprietary rights to technologies, techniques, and capabilities for the collection of surveys, polls, and interviews through the internet and for weighting, sampling, projections and the like related thereto ("INTERNET TECHNOLOGIES"). Notwithstanding anything to the contrary contained in this Agreement, HBI shall continue to have exclusive ownership and proprietary rights to the Internet Technologies, subject to the license granted to MFI hereby.

         (b) The HBI Database and Internet Technologies shall continue to be held by HBI and reside on its systems. HBI shall provide, and shall retain ownership of, the equipment, servers, software, and other support facilities necessary to manage the HBI Database, contact the Participants, and support the Internet Technologies. HBI may subcontract or otherwise arrange for the performance of certain of its functions from time to time so long as such subcontracts or arrangements are exclusively for the provision of services, and do not include a grant of rights to the HBI Database. Unique Names held at any time by a subcontractor or through another arrangement shall be deemed to be held by and at the direction of, and under control of HBI, and no Person shall have any rights to such Unique Names other than through HBI.

         (c) All emails and contacts with Participants in the HBI Database shall be made through HBI. Among other items, HBI will monitor that use of the HBI Database conforms to standards established for such use and will provide that communications from Participants (including requests for removal from the HBI Database) are dealt with in a timely manner. All contacts with HBI Database Participants shall be made under the name, "Harris Poll Online"; provided, however, that



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at MFI's request, HBI also will identify MFI in such manner as MFI reasonably requests in all communications with Participants made by HBI on behalf of MFI.

         2.2 HBI DATABASE LICENSE. HBI hereby grants a non-exclusive license to MFI, acting through HBI, to access and use the HBI Database provided that such use (i) must be exclusively for Research Purposes, (ii) may not be for Promotional Purposes, (iii) may not conflict with exclusive rights given by HBI to third Persons for use of the HBI Database for specifically described activities (which exclusive third party rights shall not restrict MFI's rights to use the HBI Database for custom research projects of any nature), (iv) may not conflict with restrictions on use of the HBI Database imposed upon HBI in connection with the addition of Unique Names to the HBI Database, (v) must comply with Section 2.1 and other provisions of this Agreement, (vi) must comply with reasonable restrictions established by HBI to assure compliance with the maintenance of the goodwill and reputation of HBI, legal requirements, privacy standards, and the like, and (vii) is subject to payments as provided in Section
2.4 of this Agreement. Use of the HBI Database shall include, without limitation, rights to integrate materials from use of the HBI Database with other product offerings and rights to rent use of the HBI Database as part of services performed by MFI for third Persons. HBI acknowledges that restrictions in this Agreement on use of the HBI Database for Promotional Purposes are intended to relate to contacts with Participants, and not to the promotion or use of the HBI Database itself for Research Purposes.

         2.3 INTERNET TECHNOLOGIES. HBI hereby grants a non-exclusive license to MFI, acting through HBI, to access and use the Internet Technologies in connection with design, development and performance of projects and products using the HBI Database and MFI Names provided that such use (i) must be exclusively for Research Purposes, (ii) may not be for Promotional Purposes,
(iii) may not conflict with restrictions imposed by third Persons on HBI use of such Internet Technologies, provided that in the case of third party vendors HBI will use reasonable efforts to secure access for MFI, (v) must comply with
Section 2.1 and other provisions of this Agreement, (vi) must comply with reasonable restrictions established by HBI to assure compliance with the maintenance of the goodwill and reputation of HBI, legal requirements, industry standards or ethical guidelines, and privacy standards, and (vii) is subject to payments as provided in Section 2.4 of this Agreement.

         2.4 USE OF HBI DATABASE/INTERNET TECHNOLOGIES/FEES.

         (a) [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.]

         (b) [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.] MFI will pay HBI's fees as further described in this Section 2.4(b). MFI will pay to HBI (i) Use Fees and Access Fees in connection with all uses of the HBI Database (subject, however to Section 4.3 of this Agreement), (ii) Use Fees (but not Access Fees) in connection with use of MFI Names, and (iii) Survey Fees in connection with all uses of the Internet Technologies whether in connection with the HBI Database or MFI Names. HBI will



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invoice MFI for such fees promptly after the completion of each project, and MFI will pay such fees within thirty (30) days from the date of invoice whether or not MFI has collected any such amounts from its customers and clients and based upon the following amounts:

                  (i) From time to time HBI will advise MFI of the applicable Use Fees, Access Fees, and Survey Fees related to use of the HBI Database. [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.]

                  (ii) Upon receipt of a request from MFI to perform services covered by this Agreement, which request provides supporting information reasonably necessary for HBI to evaluate the request, HBI will advise MFI of the applicable Use Fees and Survey Fees, and if MFI Names are not being used, Access Fees, that are anticipated in connection with such project (the "QUOTED FEES"). If the actual costs to HBI become expected to exceed, or exceed, the Quoted Fees due to a change in the scope of the project, HBI will advise MFI as soon as reasonably practical and will provide an accounting for such excess to MFI. MFI shall be responsible for the Quoted Fees and for any actual HBI costs in excess of Quoted Fees incurred due to the change in scope of the project. Except for costs related to changes in scope of a project, HBI will be responsible for all costs in excess of Quoted Fees.

The fee structure provided in this Section 2.4(b) shall not apply to projects for which a separate fee structure is provided by Article 5 of this Agreement.

         (c) From time to time MFI and HBI may mutually agree to have MFI or HBI perform professional or other services for the other which are not within the scope of services covered by this Agreement. The terms and conditions for such services, and the costs or charges therefor, shall be subject to such mutual agreement.

         2.5 ASSOCIATION DATABASE. HBI is a Member of the Association and as such has rights to use the Association Database subject to the Association Rules. HBI agrees to access the Association Database on behalf of MFI from time to time subject to Association Rules. In connection with each such use of the Association Database, MFI will promptly reimburse HBI for the Association Price, Association Survey Fees, and Association Use Fees in the same amounts as are payable by Members of the Association in connection with such use as defined in the Association Rules. [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.]

         2.6      MFI TECHNOLOGIES/LICENSE.

         (a) MFI has developed, and/or has certain proprietary rights to technologies, techniques, and capabilities for the collection of surveys, polls, and interviews through the internet and for weighting, sampling, projections and the like related thereto ("MFI TECHNOLOGIES"). Notwithstanding anything to the contrary contained in this Agreement, MFI shall continue to have



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exclusive ownership and proprietary rights to the MFI Technologies, subject to the license granted to HBI hereby.

         (b) MFI hereby grants a non-exclusive license to HBI to access and use the MFI Technologies in connection with design, development and performance of projects and products using the HBI Database and MFI Names provided that such use (i) may not conflict with restrictions imposed by third Persons on MFI use of such MFI Technologies, provided that in the case of third party vendors MFI will use reasonable efforts to secure access for HBI, and (ii) must comply with reasonable restrictions established by MFI to assure compliance with the maintenance of the goodwill and reputation of MFI, legal requirements, industry standards or ethical guidelines, and privacy standards.

         2.7 OWNERSHIP OF DATA. All surveys, questionnaires or similar materials created in connection with a study conducted by HBI on behalf of MFI hereunder, and all research data and other information collected as a result thereof, shall be owned by MFI, and MFI shall have sole and exclusive rights thereto unless otherwise expressly agreed by the parties. Per legal requirements and HBI privacy policies, transfer of Participant-specific demographic data will not be made unless clearly disclosed to the Participant in connection with the particular study.

                   ARTICLE 3 - [CONFIDENTIAL INFORMATION - INTENTIONALLY
                               OMITTED AND FILED SEPARATELY WITH THE
                               SECURITIES AND EXCHANGE COMMISSION]

         3.1      [CONFIDENTIAL INFORMATION - INTENTIONALLY OMITTED AND
                  FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

         (a)

         (b) Notwithstanding the provisions of Section 3.1(a), MFI shall have the right to perform internet based polling and research itself or to obtain such services from other Person, including HBI



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Competitors, for: (i) specific projects in the event that HBI is unable to provide the services requested by MFI in a reasonably timely manner, and (ii) specific internet research opportunities, lines of business, or technologies which MFI has disclosed to HBI and requested that HBI offer to MFI as part of the internet research services provided hereunder and which HBI has determined within a reasonable period of time that it is either unwilling or unable to offer to MFI.

         3.2 WORKING GROUPS/ADVISORY PANEL. Consistent with their joint desire and interest in development of the business of use of the internet for Research Purposes, (i) HBI and MFI shall each appoint representatives to an Advisory Panel which will provide advice from time to time regarding improvements to the HBI Database, and (ii) from time to time MFI and HBI by mutual agreement may establish working groups to deal with issues of common concern. Among others, immediate establishment of a Technology Working Group and a Design and Weighting Working Group is anticipated.

         3.3 OTHER HBI RELATIONSHIPS. Except as otherwise expressly provided in this Agreement, nothing contained herein shall restrict the ability of HBI to create relationships with, provide research and other services to, and provide access to the HBI Database and Internet Technologies to, any other Persons including clients who may be direct competitors of MFI.

                  ARTICLE 4 - ADDITION OF NAMES TO HBI DATABASE

         4.1 MFI COLLECTION OF NAMES.

         (a) MFI shall have the right to contribute MFI Names to the HBI Database, subject to access and use restrictions as may be established by MFI. Subject to the provisions of Section 4.1(b), MFI will use its commercially reasonable efforts to offer those with which it has relationships, including recipients of its solicitations and other communications, the opportunity to become a Unique Name and to become part of the HBI Database. HBI and MFI will mutually agree as to the form and content of such offers. Subject to the provisions of Section 4.1(b), MFI will use its commercially reasonable efforts to obtain the permission of its customers and clients to offer the opportunity to become Unique Names to those with which it has relationships, including recipients of its solicitations and other communications.

         (b) Notwithstanding the provisions of Section 4.1(a), MFI shall not be required to contribute MFI Names, or offer those with which it has relationships, including recipients of its solicitations and other communications, the opportunity to become Unique Names:

                  (i) if MFI reasonably determines that such contribution or offer would not be consistent with maintenance of contractual or good trade relationships with its customers and clients,

                  (ii) if MFI reasonably determines that such contribution or offer would violate any third party contractual arrangement existing on the date of this Agreement, or



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                  (iii) for participants in MFI's consumer mail panel.

         4.2 MFI NAMES. MFI is the owner of and has all proprietary rights to the MFI Names. The MFI Names shall be subject to such access and use restrictions as may be established by MFI and the MFI Names will not become Unique Names and part of the HBI Database unless the MFI Name participant has expressly agreed (by active or passive opt-in) to participate in the HBI Database. MFI shall have sole rights to the use of the MFI Names, subject to the provisions of this Agreement pursuant to which HBI provides services to MFI in contacting and gathering data from MFI Names exclusively on behalf of MFI.

         4.3 CHARGES IN CONNECTION WITH USE OF MFI NAMES. Although MFI is responsible for payment of Access Fees in connection with each of its uses of the HBI Database, to the extent that Participants who respond to a particular survey request represent Unique Names contributed by MFI under Section 4.1 hereof, the Access Fees will be proportionately waived.

                         ARTICLE 5 -MULTI-CLIENT STUDIES

         5.1 TYPES OF STUDIES.

         (a) From time to time MFI and HBI may agree to joint multi-client studies using the internet ("JV MULTI-CLIENT STUDY(IES)").

         (b) HBI may choose to do multi-client studies for its own account using the internet ("HBI MULTI-CLIENT STUDY(IES)"). Rights of HBI to conduct HBI Multi-Client Studies alone or with other Persons, or to license or rent use of the HBI Database to customers or clients in connection with multi-client studies being performed by them, are not covered by this Agreement and HBI may conduct the same independent of and without regard to its relationship with MFI except as otherwise expressly provided herein.

         (c) MFI may choose to do multi-client studies for its own account using the internet ("MFI MULTI-CLIENT STUDY(IES)"). MFI Multi-Client Studies may be conducted by MFI alone or with other Persons, provided however, that MFI shall use HBI services covered by Use Fees, Access Fees if the HBI Database is used rather than MFI Names, and Survey Fees in connection with all such MFI Multi-Client Studies subject to the terms of this Agreement.

         5.2 EXCLUSIVITY RIGHTS.

         (a) With respect any particular JV Multi-Client Study, HBI and MFI each agree that they will not produce online research products that compete directly with the respective JV Multi-Client Study. Research that is related to the same industry or population but does not directly compete with the respective JV Multi-Client Study, and research conducted after expiration of a time period after completion of the respective JV Multi-Client Study (such period either to be mutually agreed upon prior to commencement of the JV Multi-Client Study or, absent such agreement, for so long as the



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JV Multi-Client Study is a commercially viable product), will be deemed not to compete directly with the respective JV Multi-Client Study.

         (b) With respect to any MFI Multi-Client Study and in consideration of the payments to be received by it under Section 6.5 of this Agreement, HBI agrees that it will not produce (for its own account or with or for others) online research products that compete directly with the respective MFI Multi-Client Study. Research that is related to the same industry or population but does not directly compete with the respective MFI Multi-Client Study, and research conducted after expiration of a time period after completion of the respective MFI Multi-Client Study (such period to be mutually agreed upon prior to commencement of the MFI Multi-Client Study or, absent such agreement, for so long as the MFI Multi-Client Study is a commercially viable product), will be deemed not to compete directly with the respective MFI Multi-Client Study. No MFI Multi-Client Study shall be produced that either (i) violates exclusive rights or other restrictions under agreements HBI has with other Persons, or
(ii) in the reasonable judgment of HBI would so restrict the use of the HBI Database as to jeopardize HBI's membership in the Association or its ability to use and manage the HBI Database in a manner consistent with HBI's reasonable business objectives.

         5.3 PRICING. Sale prices to customers and clients purchasing data or other material produced in connection with any JV Multi-Client Study shall be subject to mutual agreement of HBI and MFI. Sale prices to customers and clients purchasing data or other material produced in connection with any MFI Multi-Client Study shall be established by MFI.

         5.4 DEVELOPMENT AND CONDUCT OF JV MULTI-CLIENT STUDIES.

         (a) HBI will provide use of the HBI Database with no Use Fee, Access Fee, or Survey Fee for the developmental phase of JV Multi-Client Studies. If use of the Association Database is required in connection with the developmental phase of the project, HBI will provide use of the Association Database for the Association Price, Association Use Fee, and Association Survey Fee applicable to such use according to Association Rules. [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.]

         (b) HBI and MFI will mutually agree as to primary responsibility for questionnaire design, the design of marketing materials, and the design of research deliverables for JV Multi-Client Studies, it being the present intention of the parties that MFI will assume a greater portion of such responsibility in consideration of the contributions of HBI under Section 5.4(a). The production of the questionnaire, marketing materials, core demographic questions, and deliverables will be a collaborative process between the parties. Demographic categories shall conform to categories then in use for the HBI Database. The final form of the survey must be approved by both parties; provided, however, that permission to include content in the survey will not be unreasonably withheld. Each party will bear its own professional and other costs with respect to developmental activities covered by this Section 5.4(b).



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         (c) In order to minimize the financial risk to the parties, after the development phase of the project, no data collection efforts by HBI will commence unless the parties have obtained commitments in writing for the purchase of the Multi-Client Study equal to a mutually agreed upon minimum revenue. In the event that there is insufficient minimum revenue and the JV Multi-Client Study does not proceed, each party shall be individually responsible for whatever costs the parties have incurred until that point.

         (d) All revenue generated through the sale of a JV Multi-Client Study shall first be allocated to cover each party's costs in the following order and as described below: (i) sales commissions, (ii) Use Fees, Access Fees, and Survey Fees, (iii) marketing costs, and then (iv) professional costs.

                  (i) In order to cover the cost of direct sales activities not covered by subsection (d)(iii) of this Section, either party that makes a sale will receive a commission equal to [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission].

                  (ii) Use Fees, Access Fees, and Survey Fees shall include those payable to HBI for all activities other than those covered by
         Section 5.4(a) of this Agreement.

                  (iii) Marketing costs shall reflect those direct costs incurred by the parties to promote the JV Multi-Client Study, including costs for producing marketing collaterals and web-based materials, but excluding professional time spent on developing marketing materials. Marketing costs shall not include the costs of telemarketing, sales calls, or other costs directly related to sales to individual customers or clients.

                  (iv) Professional costs shall include the time spent by professional personnel, which is, under normal circumstances, passed on to clients when servicing retail research clients, but shall not include Survey Fees and those costs covered by Section 5.4(a) of this Agreement. Calculation of costs for professional time shall be on an hourly basis, and shall be based upon the amounts normally charged per hour for such time.

An accounting for all costs incurred except commissions not yet earned shall be made by both parties prior to the commencement of data collection by HBI.

         (e) [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.]

         (f) Each party will provide reasonable cooperation to the other in areas for which the other has responsibility, and each party will make, or will cause its Affiliates to make, all reasonable and practical efforts in the performance of the functions for which it has responsibility.



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         (g) Any data generated by a JV Multi-Client Study shall be owned jointly by HBI and MFI. Interests in and rights to use of such data are not transferable by either party (except to an Affiliate of such party), and all uses of such data require approval by authorized designees of both HBI and MFI. Neither party shall sell, rent, or otherwise use such data except as described in this Agreement without the express written permission of the other party. Per legal requirements and MFI and HBI privacy policies, transfer of demographic data will not be made unless clearly disclosed to the Participant in connection with the particular MFI Multi-Client Study. Both parties must provide their written consent prior to and to the form and content of, any release of the JV Multi-Client Study, marketing materials, data, or deliverables. Consent to the form of marketing materials will not be unreasonably withheld.

         5.5 DEVELOPMENT AND CONDUCT OF MFI MULTI-CLIENT STUDIES.

         (a) HBI will provide use of the HBI Database for the developmental phase of MFI Multi-Client Studies at the Use Fees, Access Fees, and/or Survey Fees charged to MFI pursuant to section 2.4(b) hereof. If use of the Association Database is required in connection with the developmental phase of the project, HBI will provide use of the Association Database for the Association Price, Association Use Fee, and Association Survey Fee applicable to such use according to Association Rules [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission].

         (b) MFI will have responsibility for, and shall bear the expenses related to, questionnaire design, the design of marketing materials, and the design of research deliverables for MFI Multi-Client Studies, subject to approval of HBI which will not be unreasonably withheld. Core demographic questions must be acceptable to HBI and demographic categories shall conform to categories then in use for the HBI Database. The final form of the survey must be approved by both parties; provided, however, that approval will not be unreasonably withheld by HBI.

         (c) In order to minimize the financial risk to the parties, no data collection efforts by HBI will commence unless either (i) MFI has obtained commitments in writing for the purchase of the MFI Multi-Client Study sufficient to provide revenues resulting in royalties to HBI at least equal to the Use Fee, Access Fee, and Survey Fee that would, but for Section 5.5(d), be payable in connection with such MFI Multi-Client Study pursuant to Section 2.4(b) hereof, or (ii) MFI has agreed to pay HBI minimum royalties, whether or not earned in connection with revenues from the particular MFI Multi-Client Study at least equal to the Use Fee, Access Fee, and Survey Fee that would, but for Section 5.5(d), be payable in connection with such MFI Multi-Client Study.

         (d) [Confidential Information. Intentionally omitted and filed separately with the Securities and Exchange Commission.]

         (e) Any data generated by a MFI Multi-Client Study shall be owned by MFI. All uses of such data require approval by an authorized designee of MFI. Per legal requirements and MFI



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

and HBI privacy policies, transfer of demographic data will not be made unless clearly disclosed to the Participant in connection with the particular MFI Multi-Client Study.

                      ARTICLE 6 - CONFIDENTIAL INFORMATION

         6.1 CONFIDENTIAL INFORMATION. During the course of this Agreement, the parties may exchange information, materials, and knowledge about their respective businesses, products, programming and other techniques, methods, pricing, ideas, experimental and other work, plans, systems, customers, clients, suppliers, databases (including without limitation the Association Database and the HBI Database), Participants, Unique Names, MFI Names, Internet Technologies, and MFI Technologies. The parties agree that all such knowledge, information, and materials acquired from or through the other are and will be the trade secrets and confidential and proprietary information of the other party (collectively, the "CONFIDENTIAL INFORMATION") whether or not explicitly designated as "confidential" or "proprietary". Confidential Information does not include information that (i) is or enters the public domain without breach of this Agreement, (ii) either party receives from a third Person without restriction on disclosure and without breach of a nondisclosure obligation,
(iii) either party knew, and can independently substantiate knowing, prior to receiving the information from the other, or (iv) either party develops or discovers, and can independently substantiate developing or discovering, independently of any information received from the other.

         6.2 AGREEMENT NOT TO DISCLOSE/USE. Each party agrees:

         a) to take every reasonable precaution to safeguard and treat the other party's Confidential Information as confidential, including without limitation treating such Confidential Information with at least the same degree of care as it treats similar materials of its own;

         b) not to disclose the other party's Confidential Information to any third Person except to its employees, agents, consultants or representatives with a need to know as a necessary part of its business and after obtaining the agreement of such third Person to be bound by the terms of this Agreement;

         c) not to use the other party's Confidential Information for any purpose other than for the purpose for which such Confidential Information has been disclosed; and

         d) not to disclose or use the other party's Confidential Information in any manner that would not be in furtherance of the interests of the relationship of the parties.

The parties acknowledge, however, that they compete with each other for client and customer relationships and with respect to particular projects and products. It is understood by the parties that nothing herein shall prevent either of the parties from competing for relationships, projects, and products provided that the Confidential Information of the other (such as information that a particular project is forthcoming, pricing information and the like) is not used in connection therewith.

         6.3 SPECIFIC ENFORCEMENT/DAMAGES. The parties agree that injury from any breach of this Article 6 cannot be fully compensated by money damages and that the damages for any breach of this Article 6 may not be readily ascertainable. The parties therefore agree to specific enforcement and injunctive relief in the event of any breach of this Article 6 in addition to damages and any and all other remedies at law or equity. The parties further acknowledge that the Confidential Information of each of them is critical to their respective businesses and is among their most valuable assets, and that any damages may include significant damages for loss of future opportunities and profits.

                             ARTICLE 7 - WARRANTIES


         7.1 WARRANTY DISCLAIMER. HBI and MFI each acknowledge that any collection and compilation of Unique Names, databases, and data entails the likelihood of inaccuracies and losses, including inadvertent loss of data or damage to media, that may give rise to loss or damage. Both parties will cooperate in developing reasonable systems, procedures, and processes to minimize such inaccuracies. Except as specifically provided in this Section 7.1, both parties, however, agree THAT THE HBI DATABASE AND THE ASSOCIATION DATABASE EACH, THE INTERNET TECHNOLOGIES, ANY UNIQUE NAMES AND DATA, AND ALL RESEARCH AND OTHER PRODUCTS PRODUCED THEREFROM OR RELATED THERETO OR PROVIDED HEREUNDER, ARE PROVIDED "AS IS", AND NEITHER HBI NOR THE ASSOCIATION MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACCURACY, COMPLETENESS, GENUINENESS, OR CURRENTNESS THEREOF. BOTH PARTIES SPECIFICALLY DISCLAIM ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY AGREES THAT IN NO EVENT WILL THE OTHER PARTY BE LIABLE IN ANY MANNER (INCLUDING WITHOUT LIMITATION LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES) FOR THE RESULTS OF OR WITH RESPECT TO ITS OR ANY OF ITS CUSTOMER'S OR CLIENT'S USE OF THE HBI DATABASE, THE ASSOCIATION DATABASE, OR THE UNIQUE NAMES OR DATA CONTAINED THEREIN, OR THE INTERNET TECHNOLOGIES OR ANY RESEARCH OR PRODUCTS PRODUCED THEREFROM OR PROVIDED HEREUNDER.

                          ARTICLE 8 - TERM/TERMINATION

         8.1 TERM. Subject to the other provisions of this Article 8, this Agreement shall have an initial term of five (5) years. The term of this Agreement shall be automatically extended for additional one (1) year terms thereafter unless either party provides the other with at least one (1) year's prior notice of its election not to extend.

         8.2 EFFECT OF FAILURE TO EXTEND TERM.

         (a) If, under Section 8.1, HBI elects not to extend the term of this Agreement beyond the initial term or beyond the end of any one year extension period, the licenses granted to MFI under Sections 2.2 and 2.3 of this Agreement shall continue in perpetuity with respect to the HBI Database and Internet Technologies as they exist at that time, notwithstanding HBI's termination of this Agreement. In addition, HBI will make suitable arrangements to provide MFI will access and use of the HBI Database on the terms provided herein or will provide MFI with the Internet Technologies and with duplicate copies of all of the information relating to unrestricted Unique Names contained in the HBI Database, and all MFI Names held by HBI, in a format compatible with MFI's hardware and software or, absent such compatibility, with hardware and software readily obtainable on the open market.

         (b) If, under Section 8.1, MFI elects not to extend the term of this Agreement beyond the initial term or beyond the end of any one year extension period, MFI may continue to have access to the HBI Database and Alliance Database, and HBI will continue to perform services for MFI upon request of MFI, on the terms otherwise applicable hereunder for a period of ninety (90) days after the end of the term, or if longer, for the period necessary to complete projects commenced before the end of the term, except that MFI shall pay Retail Fees in connection with any such access.

         8.3 BREACH. In the event (i) that there is a material breach of this Agreement by the other party, which breach is not cured within thirty (30) days after notice of the same given by the non-breaching party, or (ii) of the insolvency of the other party, filing by or against the other party of bankruptcy proceedings, making of any assignment for the benefit of creditors by the other party, or other exercise by or against the other party of rights or remedies under any statute providing for the relief of debts, then the party not in breach, insolvent, or involved in such proceedings shall have the right to terminate this Agreement by giving notice of same to the other. In such event, the terminating party also shall have all of its rights and remedies at law and equity, which shall include without limitation rights to damages (including those related to loss of future opportunities and profits), rights under Article 6 of this Agreement, and rights to recover its costs and expenses (including among others reasonable attorney fees) related to enforcement of its rights hereunder or attributable to the breach hereof.

         8.4 SURVIVAL. The provisions of Section 2.1, Section 4.2, Section 5.5(d), Section 5.6(b), Sections 5.7(a) and (c), Article 6, Article 7, Article 8, and Article 9 shall survive termination of this Agreement.

                            ARTICLE 9 - MISCELLANEOUS

         9.1 AUTHORIZATION. Each of MFI and HBI respectively represents and warrants for itself that (i) the execution, delivery, and performance of this Agreement have been duly authorized by it, (ii) this Agreement constitutes the valid and binding obligation of it, enforceable in accordance with its terms, and (iii) the execution and delivery hereof by it does not (a) conflict with or result in a violation of, (b) constitute a default under, (c) require any authorization, consent, approval, exemption, or other action by or notice to, or filing with, any court or administrative or governmental body or agency pursuant to, its organizational documents, any law, statute, rule, or regulation to which it is subject, or any material agreement, instrument, order, judgment, or decree to which it is subject.

         9.2 SUCCESSOR/ASSIGNS/AFFILIATES. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors, legal representatives, and assigns of the parties. Notwithstanding the foregoing, this
Section 9.2 is not intended to supersede any restrictions on transfer of any interest expressly provided elsewhere in this Agreement and neither party shall transfer or assign its rights under this Agreement to any person not an Affiliate of such party; provided, however, that HBI may transfer its rights, interests, and obligations hereunder to another Person as part of a transfer of its internet related business to which this Agreement relates.

         Both parties agree that their respective Affiliates shall be bound by the provisions of this Agreement in the same manner that the parties are bound.

         9.3 GOVERNING LAW. This Agreement shall be construed according to, and governed by, the internal laws of the State of New York without reference to principles of conflicts of laws.

         9.4 ARBITRATION.

         (a) The parties agree to this Section 9.4 as the exclusive manner and means for resolution of all disputes of any kind or nature between them related to this Agreement and/or the transactions contemplated hereby.

         (b) Any dispute shall be settled by final and binding arbitration by a panel of three arbitrators sitting in Rochester, New York, in accordance with the rules of the American Arbitration Association. The arbitrators shall promptly obtain such information regarding the matter as they deem necessary and shall decide the matter and render a written decision which shall be delivered to the parties. Each party shall pay the party's own fees and expenses in connection with any arbitration proceedings, except that the parties shall equally bear the fees and out-of-pocket expenses of the arbitrators. Any decision shall be a final and non-appealable determination of the matter, shall be binding upon each of the parties, and shall be enforceable by the courts of the State of New York (Seventh Judicial District) and the courts of the United States (Western District of New York).

         9.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and supersedes all prior communications and agreements related to the subject matter hereof. Any modification, supplement, or amendment to this Agreement must be in writing signed by both of the parties.

         9.6 NOTICES. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person or by nationally



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

recognized overnight courier with receipt requested, or three business days after it is mailed certified mail postage prepaid, return receipt requested, addressed to the address shown in the preamble to this Agreement or to such other address as may be designated by any party by notice given to the other in the manner described in this Section 9.6.

         9.7 SEVERABILITY/CONSTRUCTION. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The parties agree that this Agreement has been prepared in cooperation, and that it shall not be construed as against any particular party as drafter.

         9.8 EXPENSES. Except as otherwise expressly provided herein, both parties shall be responsible for their own costs and expenses in connection herewith.

         9.9 NO BROKERS. Each party represents and warrants to the other that it has not involved any brokers or finders in connection with this Agreement or the transactions contemplated hereby, and agrees to indemnify the other for any breach of this Section 9.9 by it.

         9.10 WAIVER. The waiver by either party of a breach of any provision of the Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

         9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be taken together and deemed to be one instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


HARRIS BLACK INTERNATIONAL, LTD.



By:   /S/ GORDON S. BLACK
   ------------------------------------
      Gordon S. Black
      Chief Executive Officer

MARKET FACTS, INC.



By:    /S/ SANFORD M. SCHWARTZ
   ------------------------------------
       Sanford M. Schwartz
       Executive Vice President


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